EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bone Biologics Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c)	142,384	(1)	$4.32	(2)	$615,099	(2)	.00014760	$91
Total Offering Amounts							$615,099			$91
Net Fee Due										$91

(1)	Pursuant to Rule 416 of the Securities Act, the securities registered hereunder include such indeterminate number of additional shares of Common Stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based on the average of the high ($4.60) and low ($4.03) prices of the Common Stock reported on the Nasdaq Stock Market on January 2, 2024.